Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:      March 18, 2008

Contacts:	Kevin T. Bottomley	L. Mark Panella
	President and CEO	Chief Financial Officer

Phone:	(978) 739-0263	(978) 739-0217
Email:	kevin.bottomley@danversbank.com	mark.panella@danversbank.com

Danvers Bancorp, Inc. Announces Resignation of James C. Zampell as Lead Director

DANVERS, MASSACHUSETTS: Danvers Bancorp, Inc. (the “Company”) (NASDAQ: DNBK), the holding company for Danversbank (the “Bank”), today announced that James C. Zampell of Newburyport resigned as a member of its Board of Directors effective as of March 14, 2008.   Zampell served on the Board for ten years, and at the time of his resignation was Lead Director and a member of the Governance and Compensation Committees.  Chairman, President and Chief Executive Officer Kevin T. Bottomley commented that:  “Jim has played an important role in Danversbank’s transition from a mutual bank to a stock organization, which was finalized on January 10th of this year and in his role as Chairman of the Bank’s Compensation Committee for many years.  Jim has expressed an interest in returning to the Board in the future and we would welcome his return.”

As President and owner of a long established and rapidly growing family business, Zampell Refractories of Newburyport, MA, Zampell cited time constraints as his reason for stepping down. “This is not a decision that I reached lightly,” explained Zampell.  “My relationship with Danversbank as both a customer and a Director spans years, and I’ve cherished my role on the Board and my relationship with my fellow Board members.  I’ve found that the demands of running my own companies will interfere with my ability to fully contribute as a Director, so for that reason, it’s time to step down. It’s not something that I want to do, but something that’s necessary if I’m to be fair to my family, my businesses and to the Bank.”

The Company plans to elect a new Lead Director at its April Board Meeting.

Company Profile

Danvers Bancorp, Inc. is the holding company for Danversbank, a Massachusetts-chartered savings bank headquartered in Danvers, Massachusetts.  Originally founded in 1850 as a Massachusetts-chartered mutual savings bank, we have grown to $1.4 billion in assets through acquisitions and internal growth, including de novo branching.  We conduct business from our main office located at One Conant Street, Danvers, Massachusetts, and our 14 branch offices located in Andover, Beverly, Boston, Chelsea, Danvers, Malden, Middleton, Peabody, Reading, Revere, Salem, Saugus, Wilmington, and Woburn, Massachusetts.  Our business consists primarily of making loans to our customers, including commercial and industrial loans, commercial real estate loans, owner-occupied residential mortgages and consumer loans, and investing in a variety of investment securities.  We fund these lending and investment activities with deposits from our customers; funds generated from operations and selected borrowings. We also provide non-deposit investment products and services, cash management, debit and credit card products and online banking services.  Additional information about the Company and its subsidiaries is available at https://www.danversbank.com.